EXHIBIT 99.1

21700 Barton Road P.O. Box 150 Colton, California 92324	Contact: Phil Smith Stater Bros. Holdings Inc. (909) 783-5287
P R E S S   R E L E A S E
For Immediate Release
Tuesday, May 9, 2006
STATER BROS. HOLDINGS ANNOUNCES SECOND QUARTER RESULTS
SALES AND NET INCOME INCREASE AT STATER BROS.
Colton, California. May 9, 2006; Today, Jack H. Brown, Chairman, President and Chief Executive Officer of Stater Bros. Holdings Inc. announced financial results for the thirteen week second quarter and twenty-six week year-to-date period ended on March 26, 2006.
Sales for the thirteen week second quarter ended March 26, 2006, compared to the second quarter 2005, increased $20.7 million or 2.46% and amounted to $863.5 million compared to $842.9 million for the thirteen weeks ended March 27, 2005. Total sales for the twenty-six weeks ended March 26, 2006, increased $48.6 million or 2.89% and amounted to $1.73 billion compared to $1.68 billion for the same period in fiscal 2005.
Like store sales were impacted by the timing of the Easter holiday, which fell in the third quarter of the current year compared to the second quarter of fiscal 2005. Easter added approximately $7.8 million to fiscal 2005 second quarter sales. After taking the effect of the Easter holiday, like store sales increased 0.36% for the quarter and 0.32% for the year-to-date periods of fiscal 2006 over the same periods of fiscal 2005.
The Company reported net income for the thirteen week second quarter ended March 26, 2006 of $6.2 million compared to net income of $3.6 million for the thirteen weeks ended March 27, 2005. Net income for the fiscal year-to-date periods amounted to $9.5 million in 2006 and $6.9 million in 2005.
Brown said; “We were pleased with our operating results and look forward to the challenges of a changing marketplace. All of our “Valued Customers” have the Stater Bros. Family’s commitment to provide a friendly and satisfying shopping experience on each and every one of their visits to our Supermarkets and our commitment to being the low price leader.”
Stater Bros. Holdings Inc. is the largest privately held Supermarket Chain in California and operates 162 supermarkets through its wholly owned subsidiary, Stater Bros. Markets. Stater Bros. Markets also owns and operates Santee Dairies, manufacturer of quality “Heartland Farms” dairy products.
For information contact: Jack H. Brown, Chairman, President and Chief Executive Officer at (909) 783-5000.
STATER BROS. MARKETS...SERVING SOUTHERN CALIFORNIA FOR 69 GOLDEN YEARS
# # #

STATER BROS. HOLDINGS INC.
Condensed Consolidated Balance Sheets
(In thousands)
Unaudited

	9/25/05	03/26/06
Assets
Current assets
Cash	$263,397	$207,342
Restricted cash	29,000	31,000
Receivables	45,006	46,362
Inventories	185,302	194,141
Other	31,122	32,786

Total current assets	553,827	511,631

Property and equipment, net	467,937	486,535

Deferred debt issuance costs, net	19,011	17,482
Other assets	14,594	15,223

Total assets	$1,055,369	$1,030,871

Liabilities and stockholder’s deficit
Current liabilities
Accounts payable	$144,298	$133,446
Accrued expenses and other liabilities	129,200	121,220
Current portion of capital lease obligations	1,190	1,215

Total current liabilities	274,688	255,881

Long-term debt	700,000	700,000
Capital lease obligations, less current portion	8,292	7,747
Other long-term liabilities	85,784	89,880

Total stockholder’s deficit	(13,395)	(22,637)

Total liabilities and stockholder’s deficit	$1,055,369	$1,030,871

STATER BROS. HOLDINGS INC.
Condensed Consolidated Statements of Income
(In thousands)
Unaudited

	13 Weeks Ended		26 Weeks Ended
	03/27/05	03/26/06	03/27/05	03/26/06
Sales	$842,852	$863,545	$1,681,917	$1,730,554

Gross profit	218,242	232,512	435,251	459,227

Operating expenses
Selling, general and administrative expenses	189,336	198,011	378,496	396,776

Depreciation and amortization	9,648	11,059	19,097	21,417

Total operating expenses	198,984	209,070	397,593	418,193

Operating profit	19,258	23,442	37,658	41,034

Interest income	1,469	2,378	2,661	4,888
Interest expense	(14,578)	(14,964)	(28,674)	(29,540)
Other expenses, net	(184)	(617)	(299)	(693)

Income before income taxes	5,965	10,239	11,346	15,689

Income taxes	2,365	4,063	4,483	6,181

Net income	$3,600	$6,176	$6,863	$9,508